  Exhibit 99.2

RumbleOn, Inc. Announces Pricing of Public Offering
of its Class B Common Stock

Dallas, Texas, April 8, 2021 – RumbleOn, Inc. (NASDAQ: RMBL) (the “Company”), an ecommerce company using innovative technology to aggregate and distribute pre-owned vehicles to and from both consumers and dealers, today announced the pricing of its previously announced underwritten public offering. The Company is offering 1,048,998 shares of its Class B Common Stock, par value $0.001 per share, at a price to the public of $38.00 per share. In connection with the offering, the Company has also granted the underwriters a 30-day option to purchase up to an additional 157,349 shares of Class B Common Stock offered in the public offering to cover over-allotments, if any.

RumbleOn intends to use the net proceeds from the offering for working capital and general corporate purposes. The offering is expected to close on April 13, 2021, subject to customary closing conditions.

B. Riley Securities is acting as sole book-running manager for the offering. Akerman LLP served as legal counsel to RumbleOn and Nelson Mullins Riley & Scarborough LLP served as legal counsel to the underwriters.

A shelf registration statement relating to the shares of Class B Common Stock being offered was filed with the U.S. Securities and Exchange Commission (SEC) on Form S-3 (Reg. No. 333-234340) and was declared effective by the SEC on October 31, 2019 and a registration statement on Form S-3MEF (Reg. No. 333-255139) became effective upon filing with the SEC on April 8, 2021. Any offer will be made only by means of a prospectus supplement and accompanying base prospectus forming a part of the effective registration statement. Copies of the preliminary prospectus supplement and accompanying prospectus relating to the offering may also be obtained from B. Riley Securities, Inc., Attention: Prospectus Department, 1300 North 17th Street, Suite 1300, Arlington, Virginia 22209, or by telephone at 703-312-9580 or by email at prospectuses@brileyfin.com; or on the SEC’s website at http://www.sec.gov. A final prospectus supplement describing the terms of the offering will be filed with the SEC.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale is not permitted.

About RumbleOn, Inc.

Founded in 2017, RumbleOn (NASDAQ: RMBL) is an ecommerce company using innovative technology to aggregate and distribute pre-owned automotive and powersport vehicles to and from both consumers and dealers, 100% online. RumbleOn is disrupting the pre-owned vehicle supply chain by providing dealers with technology solutions such as virtual inventory, and a 24/7 distribution platform, and consumers with an efficient, timely and transparent transaction experience, without leaving home. Whether buying, selling, trading or financing a vehicle, RumbleOn enables dealers and consumers to transact without geographic boundaries in a transparent, fast and friction free experience. For more information, please visit http://www.rumbleon.com.

Cautionary Note on Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the offering and the intended use of proceeds from the offering. The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release and are advised to consider the factors listed above together with the additional factors under the heading “Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q and other filings with the SEC, including the preliminary prospectus supplement. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations:

The Blueshirt Group:
Hilary Sumnicht
Investors@rumbleon.com

Source: RumbleOn, Inc